CARTER LEDYARD & MILBURN LLP

2 WALL STREET

NEW YORK, NY 10005

May 26, 2021

The Bank of New York Mellon,
as Trustee of FT 9372

240 Greenwich Street
New York, New York 10286

Attention:	Rosalia A. Koopman Managing Director

Re: FT 9372

Ladies and Gentlemen:

We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in the series identified as FT 9372 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated November 6, 2013, as amended by Amendment dated September 5, 2017, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor and The Bank of New York Mellon as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein. We have assumed that the assets of the Trust will consist exclusively of debt securities, equity securities in entities classified as corporations for federal income tax purposes, or a combination thereof.

Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under the relevant tax laws of the State and City of New York, and accordingly will not be subject to the New York State franchise tax (New York State Consolidated Laws Chapter 60, Article 9-A) or the New York City general corporation tax (New York Administrative Code Title 11, Chapter 6, Subchapter 2).

We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-255095) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

Very truly yours,

/s/ CARTER LEDYARD & MILBURN LLP